                                                FILED PURSUANT TO RULE 424(b)(4)
                                                (REGISTRATION NUMBER 333-79943)

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 4, 1999)

                               CYBERCASH, INC.
                               1,643,836 SHARES
                     WARRANTS TO PURCHASE 164,384 SHARES
                   AND COMMON STOCK UNDERLYING THE WARRANTS

       Our common stock is listed for trading on The Nasdaq Stock Market's National Market under the symbol "CYCH." On August 18, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $9.1825.

       SEE "RISK FACTORS" ON PAGES S-2 TO S-3 FOR FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING THE SECURITIES OFFERED BY THIS PROSPECTUS.

                              --------------------

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these offered securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

                              --------------------

          The date of this prospectus supplement is August 19, 1999.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

       This prospectus, any prospectus supplement and the information incorporated by reference, may include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." Known and unknown risks, uncertainties and other factors could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions.

       Although we believe that the expectations we express in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations include, without limitation,

-    that CyberCash will not retain or grow its subscriber base,

- that CyberCash will not be able to successfully integrate new subscribers and/or assets obtained through acquisitions,

- that CyberCash will fail to be competitive with existing and new competitors,

-    that CyberCash will not be able to sustain its current growth,

- that CyberCash will not adequately respond to technological developments impacting the Internet, and

-    that financing will not be available to CyberCash if and as needed.

This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included elsewhere in this report. These factors are not intended to represent a complete list of all risks and uncertainties inherent in CyberCash's business, and should be read in conjunction with the more detailed cautionary statements included in this prospectus and/or any prospectus supplement under the caption "Risk Factors."

                                TABLE OF CONTENTS

                                                             Page Number
                                                             -----------

        The Company.............................................. S-2
        The Offering............................................. S-2
        Risk Factors............................................. S-2
        Where You Can Find More Information...................... S-9
        Use of Proceeds.......................................... S-11
        Description of Common Stock.............................. S-12
        Description of Warrants.................................. S-15
        Plan of Distribution..................................... S-16
        Legal Matters............................................ S-17
        Experts.................................................. S-17

                                     -S-1-

                                   THE COMPANY

       CyberCash, Inc. is the world's leading provider of secure electronic commerce payment technologies and services spanning the retail point of sale through the Internet. We believe that we are well-positioned to capitalize on the emerging market for electronic commerce because we offer a range of software products and payment services that work with the existing transaction processing systems of financial institutions. In addition, we believe our new InstaBuy service will successfully simplify the online buying experience for consumers. Our principal executive offices are located at 2100 Reston Parkway, 3rd Floor, Reston, Virginia 20191 and our phone number is 703/620-4200.

                                  THE OFFERING

Securities offered..................    1,643,836 shares of common stock,
                                        warrants to purchase 164,384 shares and
                                        common stock underlying the warrants

Total shares outstanding after this
offering............................    23,077,589 shares (1)(2)

Use of proceeds.....................    For funding of the expansion of our
                                        business, working capital, capital
                                        expenditures, acquisitions and strategic
                                        investments and other general corporate
                                        purposes.  See "Use of Proceeds."

Nasdaq National Market symbol.......    CYCH

--------------
(1)    Assumes sale of shares underlying warrants offered by this prospectus.
(2) Excludes 7,418,823 shares of common stock issuable upon exercise of outstanding options and warrants.

                                  RISK FACTORS

       In evaluating our business, you should carefully consider the following factors, as well as other information in this prospectus before purchasing any of our securities. This prospectus contains forward-looking statements relating to future events or our future financial performance. These statements are only predictions and actual events or results may be materially different from our predictions. In evaluating these statements, you should consider the various factors identified in this prospectus, including but not limited to the matters set forth below, which could cause actual results to differ materially from those indicated by such forward-looking statements.

WE HAVE A LIMITED OPERATING HISTORY AND HAVE NOT YET OPERATED PROFITABLY

       We were founded in August 1994, and we have not yet operated at a profit. Our limited operating history offers little information to serve as a basis for evaluating us and our long-term prospects. You should consider our prospects in light of the risks, expenses and difficulties that companies in their earlier stage of development encounter, particularly companies in new and rapidly evolving markets. Our success depends upon our ability to address those risks successfully, which include, among other things:

       - Whether we can continue to build and maintain a strong management structure that can develop and execute our business strategy, and respond effectively to changes in the markets for our services and software products;

       - Whether we can respond quickly and effectively to technological changes and competitive forces in our markets;

       - Whether we will be able to assemble and maintain the necessary resources, especially talented software programmers, we will need to develop and upgrade our technology to meet evolving market demands;


                                     -S-2-

       - Whether we will be successful in continuing to evolve and successfully implement a sales and marketing strategy;

       - Whether we will be able to develop and manage strategic relationships to maximize widespread acceptance of our products and services; and

       - Whether the effect of the volatility of the market price of our stock will adversely affect our ability to sell our products and services, develop strategic relationships, attract and maintain qualified employees, and raise additional capital if necessary.

       If we do not succeed in addressing these risks, our business likely will be materially and adversely affected.

WE MAY CONTINUE TO EXPERIENCE LOSSES, WHICH WOULD DEPRESS OUR STOCK PRICE

       As of June 30, 1999, we had an accumulated deficit of $113,736,013. Since we started our business, our revenues have been small compared to our expenses. Our ability to generate significant revenue remains uncertain. We expect to continue to incur operating losses at least through 1999, and perhaps for some time thereafter. We may never achieve, or be able to sustain, profitability.

THE DEVELOPMENT OF A MARKET FOR OUR PRODUCTS AND SERVICES IS UNCERTAIN

       The market for our services is still immature and is evolving rapidly. An increasing number of market entrants have introduced or are developing competing products and services to enable payment transactions over the Internet. Critical issues concerning the Internet (including security, reliability, cost, ease of use and quality of service) remain unresolved and may limit the growth of electronic commerce. Delays in the deployment of improvements to the infrastructure for Internet access, including higher speed modems and other access devices, adequate capacity and a reliable network backbone, also could hinder the development of the Internet as a viable commercial marketplace. For all of these reasons, it remains uncertain whether commerce over the Internet will continue to grow, a significant market for our products and services will emerge, or our products and services will become generally adopted. Even if such a market does develop, competitive pressures may make it difficult, or impossible, for us to operate profitably.

THE MARKET FOR OUR PRODUCTS AND SERVICES MAY NOT GROW FAST ENOUGH TO SUPPORT OUR LEVEL OF INVESTMENT, ADVERSELY AFFECTING REVENUES AND PROFITABILITY

       The growth of our business depends upon widespread acceptance of our products and services. This is particularly true of our new InstaBuy service, the deployment of which is a major element of our business strategy for 1999. The success of this service will depend on our ability to obtain the agreement of several large financial institutions to sponsor the issuance of InstaBuy wallets, to have the service adopted by a substantial number of Internet merchants, and to distribute InstaBuy wallets to large numbers of consumers. Moreover, our ability to persuade merchants to use the service is dependent in part on the number of consumers who are using wallets; and our ability to motivate consumers to use wallets is dependent in part on the number and type of merchants that are using the service. To succeed, we will have to motivate both groups to adopt the service simultaneously, which is particularly difficult. We have only recently commenced operating the InstaBuy service, and we cannot assure you that we will succeed in accomplishing any of these goals. Our failure to accomplish these goals, or our inability to accomplish them on the anticipated schedule, would have a material adverse effect on our business.

WE EXPECT OUR QUARTERLY OPERATING RESULTS TO FLUCTUATE

       Our quarterly operating results have varied significantly and probably will continue to do so in the future as a result of a variety of factors, many of which are outside our control:

       - Sales of our ICVERIFY payment software and our CashRegister service are affected by the reluctance of merchants to modify their payment systems during the fourth calendar quarter holiday period and during the first calendar quarter accounting and auditing period. Consequently, revenues from sales of

                                     -S-3-
              our payment software and sign-up fees for our CashRegister service are likely to be lower during these periods than the balance of the year.

       - In some cases our customers pay one-time licensing or consulting fees in connection with acquiring our payment services. The timing of the recognition of fees varies, which contributes to quarterly fluctuations in revenues. In addition, many of our distribution channels integrate our services with other electronic commerce solutions. The timing for these channels to complete the integration and deploy their solutions into their distribution channel is unpredictable.

       - Our InstaBuy service is new, and the pricing structures and timing of the recognition of revenues for this service is unpredictable at this time.

       In addition to these factors, as a strategic response to changes in the competitive environment, we may from time to time make pricing, marketing decisions, licensing decisions or business combinations that adversely affect our revenues or increase our costs. We also anticipate that revenues may decline as customers focus their financial and technical resources on responding to year 2000 issues instead of adopting payment technologies such as our products and services. Extraordinary events such as material litigation or acquisitions also could result in fluctuations in our operating results from one reporting period to the next.

       For these reasons, period-to-period comparisons of our results of operations are not necessarily a reliable indication of future performance. Because of all of the foregoing factors, it is likely that our quarterly operating results from time to time will be below the expectations of public market analysts and investors. In that case, we expect that the price of our common stock would be materially and adversely affected.

WE FACE INTENSE COMPETITION

       The Internet payment services industry is new and evolving rapidly, resulting in a dynamic, competitive environment. We expect competition to persist, intensify and increase in the future. Many of our current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than us. In addition, many of our current or potential competitors, such as Microsoft, have broad distribution channels that they may use to bundle competing products directly to end-users or purchasers. If these competitors were to bundle competing products for their customers, it could adversely affect our ability to market our services.

       Competitive pressures have led us on occasion to reduce our prices. We expect that competition in our markets will continue to increase and may force us to reduce prices for some of our products and services. Unless we can increase our volume or reduce our costs, any such reductions would have an adverse effect on our profitability.

WE MUST ACHIEVE MARKET ACCEPTANCE AND DEVELOP NEW PRODUCTS AND SERVICES TO ADDRESS TECHNOLOGICAL CHANGE

       Broad acceptance of our products and services and their use in large numbers is critical to our success because a large portion of our revenues derive from one-time fees charged to customers buying our products and services. In addition, our ability to earn significant revenues from our InstaBuy service will depend in part on its acceptance by a substantial number of prominent online merchants. One obstacle to widespread market acceptance for our products and services is that widely adopted technological standards for accepting and processing payments over the Internet have not yet emerged. As a result, merchants and financial institutions have been slow to select which service to use. Until one or more predominant standards emerge, we must design, develop, test, introduce and support new services to meet changing customer needs and respond to other technological developments. Our technologies have not been accepted as standards. To be successful, we must obtain widespread acceptance of our technologies, or modify our products and services to meet whatever industry standards do ultimately develop. It is not certain that we will be able to do either.

                                     -S-4-

WE MAY EXPERIENCE SOFTWARE DEFECTS AND DEVELOPMENT DELAYS, DAMAGING CUSTOMER RELATIONS

       Services based on sophisticated software and computing systems often encounter development delays, and the underlying software may contain undetected errors or failures when introduced or when the volume of services provided increases. We may experience delays in the development of our software products or the software and computing systems underlying our services. In addition, despite testing by us and potential customers, it is possible that our software may nevertheless contain errors, and this could have a material adverse effect on our business.

WE MAY EXPERIENCE BREAKDOWNS IN OUR PAYMENT PROCESSING SYSTEM, HARMING OUR BUSINESS

       The operations for our payment and InstaBuy services depend on whether we are able to protect our system from interruption by events that are beyond our control. Events that could cause system interruptions are:

       -      fire,

       -      earthquake,

       -      power loss,

       -      telecommunications failure, and

       -      unauthorized entry or other events.

       We have established two separate operations centers in Northern Virginia that provide backup support for our services. If one of these sites should cease operations because of a power outage, fire, or natural disaster, the others should be able to take over with only a minimal disruption in service. We have not, however, been able to test the transfer of operations under emergency conditions, and we cannot be sure that the transfer would be successful. Also, we have experienced growing transaction volumes that have from time to time stressed the capacity of our systems. There is a possibility that our existing systems may be inadequate and cause serious failures of our services. Finally, although we regularly back up data from operations, and take other measures to protect against loss of data, there is still some risk of such losses. A system outage or data loss could materially and adversely affect our business.

       Despite the security measures we maintain, our infrastructure may be vulnerable to computer viruses, hackers, rogue employees or similar sources of disruption. Any damage or failure that causes interruptions in our operations could have a material adverse effect on our business. Any problem of this nature could result in significant liability to customers or financial institutions and also may deter potential customers from using our services. We attempt to limit this sort of liability through back-up systems, contractual provisions and insurance. However, we cannot assure you that these contractual limitations on liability would be enforceable, or that our insurance coverage would be adequate to cover any liabilities we did sustain.

OUR OPERATIONS AND BUSINESS COULD BE DISRUPTED OR DAMAGED IF OUR SYSTEMS AND PRODUCTS ARE NOT YEAR 2000 COMPLIANT

       We use computer software, operating systems, and embedded processors containing programs in the development of our products and services, in the delivery of our services and in our administrative and management operations. The software we use in our products and in the delivery of our services contains, in addition to code written by our programmers, some software that we license from third parties. In addition, we rely on equipment and services provided by other vendors that are susceptible to year 2000 problems. We are reviewing the critical programs, systems and services we use (including those provided by third party vendors) to assure that they are all able to handle properly the upcoming calendar year 2000. On the basis of our work so far, we do not anticipate that the so-called "year 2000 issue" will have a material effect on our business. It is, however, possible that problems will surface that have not yet been identified that will require substantial time and resources to remedy. It is also possible that we could fail to identify a problem with a resulting failure or disruption of our operations. Either eventuality could have a material adverse effect on our business.

                                     -S-5-

OUR RESULTS MAY SUFFER IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED MANAGEMENT AND TECHNICAL PERSONNEL

       Our performance is substantially dependent on the performance of our executive officers and key employees. We depend on our ability to retain and motivate high quality personnel, especially our management and highly skilled development teams. We do not have "key person" life insurance policies on any of our employees. The loss of the services of any of our key employees, particularly our founder and Chief Executive Officer, William N. Melton or our President and Chief Operating Officer, James J. Condon, could have a material adverse effect on us. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for these employees is intense and increasing. We may not be able to attract, assimilate or retain qualified technical and managerial personnel in the future, and the failure of us to do so would have a material adverse effect on our business.

WE HAVE A LIMITED SALES FORCE; OUR DISTRIBUTION CHANNELS ARE NEW AND EVOLVING

       We have only a limited number of sales and marketing employees and, therefore, we rely heavily on distribution channels for sales of our products and payment services. Because of the rapidly evolving nature of electronic commerce, we are not certain that the distribution channels with which we are working will provide an adequate distribution network for us to achieve our goals, or that we will be able to develop alternative channels.

WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS, PERMITTING COMPETITORS TO DUPLICATE OUR PRODUCTS AND SERVICES

       Our success and ability to compete is dependent in part upon our proprietary technology. We rely primarily on copyright, trade secret and trademark law to protect our technology. We hold one United States patent, and have applied for several others in the United States and foreign countries. We intend to continue to file patent applications on inventions that we may make in the future. There can be no assurance that any of these patents will be granted, or that if granted such patents would survive a legal challenge to their validity, or provide meaningful levels of protection.

       WE MAY HAVE DIFFICULTIES PROTECTING OUR SOURCE CODE

       The source code for our proprietary software is protected both as a trade secret and as a copyrighted work. We generally enter into confidentiality and assignment agreements with our employees, consultants and vendors, and generally control access to and distribution of our software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar products, services or technology independently. In addition, effective copyright and trade secret protection may be unenforceable or limited in certain foreign countries, and the global nature of the Internet makes it difficult to control the ultimate destinations of our products or services. To license our products or services, we often rely on "on-screen" licenses that are not manually signed by the end-users and, therefore, may be unenforceable under some laws.

       WE MAY BE REQUIRED TO ENGAGE IN LITIGATION TO ENFORCE OUR PROPRIETARY RIGHTS

       Despite our efforts to protect our proprietary rights, third parties may attempt to copy aspects of our products and services or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products and services is difficult, particularly in the global environment in which we operate, and the laws of other countries may afford us little or no effective protection of our intellectual property. We cannot assure you that the steps that we have taken will prevent others from misappropriating our technology or that these agreements will be enforceable.

       We may engage in litigation related to our intellectual property for a number of reasons, including to:

       -      Enforce our intellectual property rights,

       -      Protect our trade secrets,

                                     -S-6-

       - Determine the validity and scope of the proprietary rights of others, or

       -      Defend against claims of infringement or invalidity.

       This litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could have a material adverse effect on our business, financial condition or operating results.

       OUR PRODUCTS AND SERVICES MAY INFRINGE CLAIMS OF THIRD-PARTY PATENTS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND PROFITABILITY

       We are aware of various patents held by independent third parties in the area of electronic payment systems. It is possible that the holders of rights under these patents could assert them against us. In fact, we have already received notices of claims of infringement of other parties' proprietary rights. We cannot assure you that our products and services are not within the scope of patents held by others, either now or in the future. If any such claims are asserted, we may seek to obtain a license under a third party's intellectual property rights. There can be no assurance that such a license would be available on reasonable terms or at all. We may also decide to defend against a claim of infringement, but litigation, even if successful, is costly and may have a material adverse effect on us regardless of the eventual outcome.

       WE RELY IN PART ON TECHNOLOGY LICENSES

       We also rely on certain technology which we license from third parties, including software which is integrated with internally developed software and used in our software to perform key functions. We cannot assure you that third party technology licenses will continue to be available to us on commercially reasonable terms or at all. The loss of or inability to maintain any of these technology licenses could result in delays in introduction of our services, which could have a material adverse effect on our business, financial condition or operating results.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION, WHICH MAY CHANGE AND HARM OUR BUSINESS

       Our operations are subject to various state and federal regulations. Because electronic commerce in general, and most of our products and services in particular, are so new, the application of many of these regulations is uncertain and difficult to interpret. The agencies responsible for the interpretation and enforcement of these regulations could amend those regulations or issue new interpretations of existing regulations. It is also possible that new legislation may be passed that imposes additional burdens. Any such change could lead to increased operating costs and could also reduce the convenience and functionality of our products or services, possibly resulting in reduced market acceptance. It is possible that new laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, content, characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for our products or services and increase our cost of doing business or could otherwise have a material adverse effect on our business, financial condition or operating results.

WE MAY BE UNABLE TO OBTAIN ADDITIONAL CAPITAL NEEDED TO OPERATE AND GROW OUR BUSINESS

       We believe that our available cash resources combined with funds from operations will be sufficient to meet our working capital and capital expenditure requirements until our cash flow from operations turns positive. If this belief should prove mistaken, we may be required to raise additional funds. For 90 days from the date of this Prospectus the Company must obtain the consent of the investor in this offering before it may raise any funds through equity financing. Alternatively, we may decide to raise additional funds in order to expand operations, finance acquisitions or to finance other activities we decide may be beneficial to our business. If we raise additional funds through the issuance of equity securities, the percentage ownership of the stockholders of record will be reduced, and stockholders may experience additional dilution. It is also possible that new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. Moreover, we cannot assure you that additional financing will be available if we should need it. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures, which could have a material adverse effect on our business, financial condition or operating results.

                                     -S-7-

WE HAVE EXTENSIVE INTERNATIONAL OPERATIONS AND CHANGES IN THESE MARKETS MAY UNDERMINE OUR BUSINESS TRADE

       A component of our strategy is to expand our operations into international markets. We have created joint ventures in Japan and Germany and have arranged with Barclays Bank for the delivery of certain of our services in the United Kingdom. The majority of our revenues in 1997 were derived from licensing fees and customization work charged to these joint ventures and foreign strategic allies. We anticipate that revenues derived from customization work and initial licensing fees from these international operations will continue to decline over time. We also have subsidiaries in the United Kingdom and Germany to customize and market our products in Europe. The deployment of our products and services through our joint ventures, alliances and subsidiaries in Japan and Europe is at an early stage, and revenues have so far have been small. We do not know if our products and services will be commercially successful in these markets, or will generate significant revenues for our business.

WE MAY BE UNABLE TO SUCCESSFULLY ACQUIRE NEW BUSINESSES NEEDED TO EFFECTIVELY COMPETE, OR TO MAKE THESE BUSINESSES PERFORM ONCE ACQUIRED

       As our business evolves, we have acquired may acquire complementary products, technologies, and businesses. Any significant acquisition would entail a risk that we would not be successful in integrating and operating the acquired business, product or technology. A failure to do so could have a material adverse effect on us. As an example, effective July 28, 1999, the Company acquired Tellan Software, Inc. and is in the process of integrating Tellan's business into our own.

OUR STOCK PRICE IS VOLATILE

       The price of our common stock has been and likely will continue to be subject to wide fluctuations in response to a number of events and factors, such as

       -      quarterly variations in operating results,

       - variances of our quarterly results of operations from securities analyst estimates,

       - announcements of technological innovations, new products, acquisitions, capital commitments or strategic alliances by CyberCash or our competitors,

       - changes in financial estimates and recommendations by securities analysts,

       - the operating and stock price performance of other companies that investors may deem comparable to us, and

       -      news reports relating to trends in our markets.

       In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced significant price and volume fluctuations that often have been unrelated to the operating performance of the companies affected by these fluctuations. These broad market fluctuations may adversely affect the market price of our common stock, regardless of our operating performance. Securities class action litigation has often been instituted against companies that have experienced periods of volatility in the market price for their securities. If we were to become the target of this kind of litigation, the cost in dollars and management attention could be substantial, and the diversion of management's attention and resources could have a material adverse affect on our business.

EFFECTING A CHANGE OF CONTROL OF CYBERCASH WOULD BE DIFFICULT, WHICH MAY DISCOURAGE OFFERS FOR SHARES OF OUR COMMON STOCK

       Our certificate of incorporation authorizes the board of directors to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in

                                     -S-8-
the future. We also have a stockholders rights plan. It provides for the issuance of rights if an acquiror purchases 15 percent or more of our common stock without the approval of our board of directors. The rights plan may have the effect of delaying, deterring, or preventing changes in control or management of CyberCash, which may discourage potential acquirors who otherwise might wish to acquire CyberCash without the consent of the board of directors.

       The certificate of incorporation provides for staggered terms for the members of the board of directors. Certain provisions of our bylaws, the issuance of preferred stock, certain provisions in the certificate of incorporation, the staggered board of directors as well as applicable provisions of Delaware law could have a depressive effect on our stock price or discourage a hostile bid in which stockholders could receive a premium for their shares. In addition, these provisions could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock, or delay, prevent or deter a merger, acquisition, tender offer or proxy contest for us.

THE COMMON STOCK SOLD IN THIS OFFERING AND ISSUABLE UPON EXERCISE OF OUTSTANDING SECURITIES WILL INCREASE THE AMOUNT OF OUR COMMON STOCK ON THE PUBLIC MARKET WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE

       As of August 18, 1999, (excluding the warrants offered in this prospectus) we had granted warrants, investment options and stock options to acquire an aggregate of 7,418,823 shares of our common stock. We granted these securities and entered into these commitments in connection with acquiring technologies, raising capital in private placement transactions, entering into strategic alliances and providing incentives to employees, consultants and non-employee directors under our stock option plans. The warrants, options and common stock have features that could result in substantial dilution of public stockholders. The sales in the public market of substantial amounts of shares acquired upon exercise of the foregoing warrants and options, or the prospect of such sales, could adversely affect the market price of our common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:

450 Fifth Street, N.W.      7 World Trade Center     500 West Madison Street
      Room 1024                  Suite 1300                Suite 1400
Washington, D.C. 20549    New York, New York 10048   Chicago, Illinois 60661

       Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

       Our common stock is quoted on the Nasdaq National Market under the symbol "CYCH," and our SEC filings can also be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

       The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

       -      Annual Report on Form 10-K for the year ended December 31, 1998;

       - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

                                     -S-9-

       - Current Reports on Form 8-K and 8-K/A filed on April 6, 1999, July 6, 1999, July 29, 1999, August 9, 1999 and August 19, 1999;
              and

       -      The description of the Company's common stock contained in Form
              8-A.

       In addition to the documents listed above, we also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated.

       To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

                               Corporate Secretary
                                 CyberCash, Inc.
                               2100 Reston Parkway
                                   Third Floor
                             Reston, Virginia 20191
                                 (703) 620-4200

       You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the prospectus.

       The CyberCash logo, ICVERIFY, PCVERIFY, NetVERIFY, CyberCoin and PayNow Secure Electronic Check Service are registered trademarks or service marks of CyberCash or its affiliates in the United States and other countries. CyberCash, PayNow, InstaBuy and Agile Wallet are trademarks of CyberCash in the United States and other countries. This prospectus also includes names, trademarks, service marks and registered trademarks and service marks of other companies.


                                     -S-10-

                                 USE OF PROCEEDS

       We intend to use the net proceeds from the sale of the offered securities to fund expansion of our business, including for:

       - additional working capital to fund development activities and sales and marketing efforts,

       -      capital expenditures,

       -      acquisitions and strategic investments, and

       -      general corporate purposes.

       Pending the application of the net proceeds, we expect to invest the proceeds from the sale of offered securities in short-term, interest-bearing instruments or other investment-grade debt securities.

       The proceeds from the exercise of the warrants offered by this prospectus also will be applied in the same manner. The exercise price of the warrants is initially 125% of the price of the common stock offered in this prospectus. The exercise price of the warrants may be adjusted in accordance with the terms of the warrant. See "Description of Warrant."


                                     -S-11-

                           DESCRIPTION OF COMMON STOCK

       CyberCash's authorized capital stock consists of 40,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value.

COMMON STOCK

       As of August 18, 1999, there were 21,433,753 shares of common stock outstanding and held of record by 366 stockholders.

       The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of CyberCash, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

       Under the terms of the Securities Purchase Agreement, the Company is obligated to issue additional shares to the investor in the event that the average of the closing bid prices of the Company's common stock for the ten (10) consecutive trading days before the one-year anniversary of the closing of this sale is less than the purchase price. The number of additional shares that the Company is obligated to issue is equal to the difference between the current sale price and the one-year price divided by the one-year price. The number of shares that the Company will be obligated to issue may be substantial if the one-year price is significantly lower than the current sale price. See "Risk Factors - The Common Stock And Warrants Sold In This Offering Will Increase The Amount Of Our Common Stock On The Public Market Which May Cause Our Stock Price To Decline."

PRIVATE PLACEMENT WARRANTS

       CyberCash issued warrants in private placements with RGC International Investors, LDC and The Halifax Fund which took place on January 6, 1999 and March 31, 1999, respectively. The warrants are initially exercisable for an aggregate of 685,926 shares of common stock. The warrants will expire on January 6, 2004. The exercise price for each warrant is initially set at $20.00. The exercise price may be reset on January 6, 2000, January 6, 2001 and January 6, 2002, if the average closing bid price of CyberCash's common stock over the 10 trading days preceding any of these dates is less than $20.00. In any of these circumstances, the exercise price would be reset to equal the average closing bid price of CyberCash's common stock over the 10 trading days preceding the applicable reset date. Beginning January 6, 2002, the exercise price also could be reduced if CyberCash issues securities below the market price of CyberCash's common stock. If an adjustment of the exercise price occurs, the number of shares of common stock issuable upon exercise of the warrants would proportionately increase.

       Under the warrants, a holder can elect to pay the exercise price in immediately available funds, through the cancellation of a portion of the warrants or through the delivery of shares of common stock. If the holder elects to pay the exercise price through the delivery of common stock, the common stock will be valued at $16.40.

       On March 31, 1999, CyberCash registered the shares underlying these warrants for resale. As of August 18, 1999, the holders had not exercised any of these warrants.

CARNEGIE MELLON UNIVERSITY WARRANT

       On March 21, 1997, CyberCash entered into a technology licensing agreement with Carnegie Mellon University in connection with its acquisition of CMU's exclusive worldwide rights to its NetBill technology for use in network-based electronic commerce. The consideration included warrants to purchase 50,000 shares of CyberCash's common stock at an exercise price of $16.45 per share. The warrants are divided into 25,000 Class A Warrants and 25,000 Class B Warrants. Each class will become exercisable in five equal annual installments of 5,000 warrant shares, commencing on the first anniversary of the license, provided that the exercise of the Class B Warrants shall also be conditioned upon certain milestones, as described in the agreement. CyberCash registered the

                                     -S-12-
shares underlying these warrants for resale in compliance with the 1933 Securities Act, as amended. In March 1997, Carnegie Mellon assigned an aggregate of 15,000 Class A Warrants and 15,000 Class B Warrants to various individuals and entities. As of August 17, 1999,neither Carnegie Mellon nor any of its assignees had exercised any of its Class A or Class B Warrants.

INVESTMENT OPTIONS

       On February 5 and July 14, 1998, CyberCash issued investment options to purchase up to 708,382 shares of its common stock to purchasers of its Series D Convertible Preferred Stock. These investment options are exercisable between January 1, 1999 and February 5, 2003. The exercise price of the investment options is equal to $10.59. CyberCash registered the shares underlying these investment options for resale in compliance with the 1933 Securities Act. As of August 18, 1999, the holders had not exercised any of these investment options.

FIRST USA WARRANTS

       On November 6, 1998, CyberCash entered into an agreement with First USA Bank to market the InstaBuy service. In connection with that agreement, we issued three warrants for First USA to purchase an aggregate of 2,200,000 shares. Under the first warrant, First USA may acquire 600,000 shares of common stock from January 1, 1999 through June 30, 1999 at a per share price of $12.50. From July 1, 1999 through December 31, 1999, these same shares may be acquired at a per share price of $17.00. From January 1, 2000 through September 30, 2003, these same shares may be acquired at a per share price of $32.00. Under the second warrant, 600,000 shares of common stock may be acquired from January 1, 1999 through December 31, 1999 at a per share price of $17.00. From January 1, 2000 through September 30, 2003, these same shares may be acquired at a per share price of $32.00. Under the third warrant, 1,000,000 shares of common stock may be acquired from January 1, 1999 through September 30, 2003 at a per share price of $32.00. As of August 18, 1999, the holders had not exercised any of these Warrants.

DELAWARE LAW AND CERTAIN ANTI-TAKEOVER CHARTER PROVISIONS

       STOCKHOLDER RIGHTS PLAN

       CyberCash has adopted a rights agreement, which provides for the issuance of a right to the holder of each share of CyberCash common stock. Upon any person or group acquiring 15% or more of the outstanding CyberCash common stock (a "CyberCash Acquiring Person"), each right will entitle the holder to purchase shares of CyberCash common stock or, in certain cases, other securities of CyberCash or cash or other property, having a current market value of two times the exercise price of $100. A CyberCash Acquiring Person would not be entitled to exercise rights. In addition, if CyberCash is acquired in a merger or other business combination or 50% or more of its assets or earning power is sold, each right will entitle the holder to purchase, at the exercise price, common stock of the acquiror having a current market value of two times the exercise price. Prior to there being a CyberCash Acquiring Person, CyberCash can redeem the rights in whole, but not in part, for $0.001 per right, or may amend the rights agreement in any way without the consent of the holders of the rights.

       The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire CyberCash without conditioning the offer on a substantial number of rights being acquired, or in a manner or on terms not approved by the board of directors. The rights, however, should not deter any prospective offeror willing to negotiate in good faith with the board of directors, nor should the rights interfere with any merger or other business combination approved by the board of directors.

       DELAWARE LAW

       CyberCash is subject to the provisions of Section 203 of the DGCL. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a

                                     -S-13-
person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

       CyberCash's certificate of incorporation provides that any action required or permitted to be taken by CyberCash's stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. CyberCash's certificate of incorporation also provides that the authorized number of directors may be changed only by resolution of the board of directors, and that directors can only be removed for cause by a majority vote of the stockholders and many not be removed without cause by a vote of the stockholders. In addition, CyberCash's certificate of incorporation provides for the classification of the board of directors into three classes, only one of which shall be elected at any given annual meeting. These provisions, which require the vote of at least two-thirds of the stockholders to amend, could have the effect of delaying, deterring or preventing a change in control of CyberCash or depressing the market price of common stock or discouraging hostile bids in which CyberCash's stockholders could receive a premium for their shares of common stock.

       TRANSFER AGENT AND REGISTRAR

       BankBoston N.A. is the transfer agent and registrar for CyberCash's common stock.


                                     -S-14-

                             DESCRIPTION OF WARRANTS

GENERAL

       The warrants offered by this prospectus, called the "CyberCash 1999 Warrants" are initially exercisable for an aggregate of 164,384 shares of common stock. The warrants will expire on August 19, 2004. The exercise price for each warrant is initially set at $11.40622. The exercise price may be reset on August 19, 2000 if the average closing bid price of CyberCash's common stock over the 10 trading days preceding that date is less than the initial exercise price. Following August 19, 2000, the exercise price also could be reduced if CyberCash issues securities below the market price of CyberCash's common stock. If an adjustment of the exercise price occurs, the number of shares of common stock issuable upon exercise of the warrants would proportionately increase. There is no public market for the CyberCash 1999 Warrants and we do not expect that a market for the CyberCash 1999 Warrants will develop.

EXERCISE OF WARRANTS

       Each warrant will entitle the holder of warrants to purchase for cash one share of common stock. Warrants may be exercised at any time up to the close of business on August 19, 2004. After the close of business on the expiration date, unexercised warrants will become void.

       Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, CyberCash will, as soon as practicable, forward the shares of common stock purchasable upon exercise. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.


                                     -S-15-

                              PLAN OF DISTRIBUTION

       Subject to the terms and conditions set forth in a securities purchase agreement among the Company and an institutional investor, the Company has agreed to sell directly to the investor and the investor has agreed to purchase directly from the Company all of the securities offered by this prospectus supplement.




                                     -S-16-

                                  LEGAL MATTERS

       The validity of the offered securities will be passed upon for CyberCash by Hogan & Hartson L.L.P., counsel to CyberCash.

                                     EXPERTS

       Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of CyberCash, Inc. included in our Annual Report on Form 10-K for the year ended December 31, 1998, which are incorporated in this prospectus by reference. These consolidated financial statements are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.


                                     -S-17-

================================================================================

NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.



                                 CYBERCASH LOGO





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                                   PROSPECTUS
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                               AUGUST 19, 1999

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                                    -S-18-